MEDIA CONTACT:                              INVESTOR CONTACT:
         Jill Renken                                 John Swanson
         TIG Insurance Company                       TIG Holdings, Inc.
         972-831-4666                                972-831-4648


                TIG SHAREHOLDERS APPROVE MERGER WITH FAIRFAX


NEW YORK, NY, MARCH 8, 1999 --TIG Holdings, Inc. (NYSE:TIG) announces that its shareholders approved the proposed merger with a subsidiary of Fairfax Financial Holdings Limited ("Fairfax") at a special meeting of shareholders held today.

Upon consummation of the proposed merger, TIG will become a wholly owned subsidiary of Fairfax, and TIG shareholders will receive $16.50 per share in cash. The merger remains subject to various regulatory approvals. Regulators in Colorado, Michigan, Bermuda and Lloyds of London have already approved the transaction.

Holders of approximately 72 percent of the outstanding Common Stock of the Company were represented at the meeting and approximately 71 percent of the outstanding Common Stock entitled to vote was voted in favor of the merger.

TIG Holdings, Inc. is the holding company for a property/casualty insurance group that offers reinsurance under TIG Reinsurance and, primarily, specialty insurance products under TIG Insurance. The Company markets its products and services nationwide through a select number of producer partners.

Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management.


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The statements made by the Company in this release, which are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the following: changes in interest rates; changes in premium volumes; the frequency and severity of catastrophic events; increased competition; regulatory and legislative changes; changes in loss payment patterns; changes in estimated overall adequacy of loss and LAE reserves; change in key management personnel, changes in general market or economic conditions and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

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